Exhibit 5.1

[Hogan & Hartson L.L.P. Letterhead]

March 23, 2005

Board of Directors

Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

Ladies and Gentlemen:

We are acting as counsel to Highland Hospitality Corporation, a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering from time to time of up to 3,000,000 shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “Shares”) are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Articles of Amendment and Restatement of the Company (the “Charter”), as certified by the Maryland State Department of Assessments and Taxation on December 7, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	An executed copy of the Sales Agreement, dated as of March 17, 2005, between the Company and Brinson Patrick Securities Corporation (the “Sales Agreement”).

5.	Resolutions of the Board of Directors of the Company adopted at a meeting held on January 25, 2005, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the authorization of the Sales Agreement, the issuance and sale of the Shares and arrangements in connection therewith.

Board of Directors

March 23, 2005

6.	Memorandum to the file regarding telephonic confirmation from the staff of the Securities and Exchange Commission (the “Commission”) of the effectiveness of the Registration Statement as of December 30, 2004.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Sales Agreement, (ii) issuance of the Shares pursuant to the terms of the Sales Agreement, and (iii) receipt by the Company of the consideration for the Shares specified in the Sales Agreement, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

Board of Directors

March 23, 2005

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.

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